Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8, previously filed by NB&T Financial Group, Inc. on March 23, 1995, April 19, 2006 and October 4, 2011, of our report dated March 20, 2012 on our audit of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, which report and financial statements are contained in the Annual Report on Form 10-K for the fiscal years ended December 31, 2011 and 2010.

/s/ BKD, LLP

Cincinnati, Ohio

March 20, 2012